Exhibit 99.1

FOR IMMEDIATE RELEASE	Tuesday, March 24, 2026

Celestica Announces Chair Succession and Appointment of New Director

TORONTO, March 24, 2026 (GLOBE NEWSWIRE) -- Celestica Inc. (NYSE: CLS) (TSX: CLS), a global leader in data center infrastructure and advanced technology solutions, today announced that Michael Wilson will retire as Chair of Celestica’s Board of Directors (the “Board”) effective as of immediately prior to its Annual Meeting of Shareholders (“2026 Annual Meeting”) on May 19, 2026 and will not stand for re-election as a director at the 2026 Annual Meeting.

Effective as of immediately prior to the 2026 Annual Meeting, Rob Mionis, current President and Chief Executive Officer, will assume the role of the Chair of the Board (the “Board Chair”) and Laurette Koellner, a veteran member of the Board, will be appointed as Lead Independent Director. Mr. Mionis has served as a member of the Board since 2015 and brings extensive leadership and a comprehensive understanding of the company’s business to this new role. Ms. Koellner brings deep financial acumen, wide-ranging industry insight and extensive public company governance experience to her new role as Lead Independent Director. As Lead Independent Director, Ms. Koellner will preside over executive sessions of the independent directors, serve as a liaison between the independent directors and the Board Chair, and provide independent oversight of the Board’s governance practices. These appointments ensure strong, unified leadership coupled with independent oversight.

“On behalf of Celestica and the Board, I would like to thank Mike for his outstanding service and contributions,” said Mr. Mionis. “Mike’s stewardship since 2011 has been instrumental in shaping Celestica into the high-growth technology leader it is today. I am honored to take on this additional responsibility and look forward to working closely with Laurette and the rest of the Board to execute our long-term strategy.” “Mike has set an outstanding example of principled leadership and, as Lead Independent Director, I will work to ensure that the Board continues with its commitment to strong corporate governance,” continued Ms. Koellner.

“We intend to execute a planned and orderly succession,” said Mr. Wilson. “Rob’s deep experience and strategic foresight have been vital to the Company’s success, and he is an ideal choice to lead the Board in partnership with Laurette, whose deep governance expertise and industry knowledge make her ideally suited for this important role. The Board has full confidence that Rob’s and Laurette’s visionary leadership will be instrumental in driving the next phase of our growth strategy.”

Celestica is pleased to also announce the appointment of David Reeder to the Board effective May 1, 2026. Mr. Reeder is an experienced executive with expertise in leading global semiconductor and technology enterprises. He currently serves as President, Chief Executive Officer and a member of the board of directors of Entegris, Inc. Prior to that, he served as Chief Financial Officer at Chewy from 2024 to 2025 and as Chief Financial Officer at GlobalFoundries from 2020 to 2024 where he oversaw the company’s initial public offering in 2021. He previously held executive positions at Tower Hill Insurance Group, Lexmark International Inc., Electronics for Imaging Inc., Cisco, Broadcom and Texas Instruments Incorporated. He served on the board of directors of Alphawave IP Group plc from 2023 to 2025. Mr. Reeder brings to the Board significant financial and operational leadership experience across multiple industries.

“We are pleased to welcome David as a new member of the Board. His experience in the semiconductor and technologies industries together with his financial expertise will be a tremendous asset as we continue on executing our strategy and leading Celestica toward growth opportunities and expansion,” said Mr. Mionis.

Following the 2026 Annual Meeting, Celestica’s Board will have nine members.

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud, and hybrid cloud and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com or any other referenced website is not incorporated by reference into, and does not form part of, this release.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com